Exhibit 5.1

RICHARD FEINER
Attorney at Law
381 Park Avenue South, Suite 1601
New York, New York 10016
Tel. No. 212-779-8600
Telecopy Number - (212) 779-8858
e-mail: Rfeiner@Silverfirm.com

June 19, 2007

Board of Directors
Capital Gold Corporation
76 Beaver Street
26th floor
New York, NY10005

Re: Capital Gold Corporation - Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel for Capital Gold Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the following shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"): (i) an aggregate of 12,561,667 shares (the “Shares”) and (ii) an aggregate of 4,382,542 shares (the "Warrant Shares") issuable upon exercise of certain outstanding warrants and options of the Company (collectively, the "Warrants"). The Shares and Warrant Shares are to be offered and sold by certain securityholders of the Company (the "Selling Stockholders").

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

Board of Directors
Capital Gold Corporation
June 19, 2007

A.  I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B. In connection with all factual matters regarding the opinions set forth below, I have relied exclusively upon the certificates and other documents and information identified above. I have not verified any factual matters in connection with or apart from my review of such certificates and other documents, and, accordingly, I do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

F.  I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the General Corporation Law of the State of Delaware, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Based on the foregoing, I am of the opinion that (i) the Warrant Shares to be offered and sold by the Selling Stockholders, when issued and outstanding pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be offered and sold by the Selling Stockholders have been duly authorized, validly issued, fully paid and are nonassessable.

Board of Directors
Capital Gold Corporation
June 19, 2007

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to me under the caption “Legal Matters” in the prospectus contained therein. By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

s/Richard Feiner
Richard Feiner, Esq.